Exhibit 10.1

Interim Incentive Program

FINAL

Dated 5/18/06

The intention of the Compensation Committee is to structure an Interim Incentive Program for the year 2006 as a bridge to a Long-Term Incentive Program which will be put in place in 2007 pursuant to recommendations by the new CEO. The existing 2005- 2007/2006-2008 program will remain in place. The proposed Interim Program is for members of the current senior management team: Bob Bowen, Nino Federico, Steve Kew, Dan Lyne, Linda Palmer, Kurt Pelsue, Ray Sansouci, Felix Stuckland and Steve Webb.

This will be an annual program for 2006 with multi-year vesting, but will be longer in term in the future. A certain number of restricted shares are made available, a portion of which (“Time-Based”) will be granted based on continued employment, and the remaining (“Performance-Based”) which will be granted depending on the achievement of a Target. The total number of shares made available will be determined annually based on peer data provided by an independent third party consultant or by the Human Resources Department. The actual Target percentage, or the Target metric itself, may change from year to year and is not necessarily hard-wired to reflect the Plan. It will be determined by the Board after careful consideration in each year.

The Board is committed to growth as a critical metric for future long-term incentive programs, but is opting to wait until the new CEO is in place to set it up. The 70/30 split described below allows the new CEO some flexibility in determining the optimum balance between Time-Based and Performance-Based shares.

Variables Determined Annually

# Total Available Restricted Shares	213,000
Target GSI Group 2006 Corporate (not division-level) Operating Margin % .	10.0%

Notes on Operating Profit Calculation

Operating Profit is net of all incentive programs, including transitioning CEO and CFO, accounting charges related to equity grants, and other expenses that may occur, such as Rugby rent, profit sharing expense, etc. However, the following are not included as expense: (1) up to $475K of expenses related to ETI foreign tax credit program and (2) compensation for the new CEO. Furthermore, all revenue as well as direct expenses and income related to new acquisitions are not included, as they would be covered under a special acquisition & integration incentive plan.

It is the intent of the plan to exclude the benefits or costs of acquisitions in this Interim Plan, unless circumstances warrant otherwise as discussed with the Board of Directors. The current plan is that acquisitions should be eliminated from operating profit for the first twelve months rolling regardless of their performance. All direct cost incurred as a result of the acquisition with the exception of internal labor cost should for incentive purposes be charged to the first twelve months of operating the acquired business. Should the acquisition be small, such as a product line that is integrated into another business, this could at the discretion of the Compensation Committee be considered to be in the normal course.

Any divestitures made during the incentive period will not have any impact on operating income targets. Should divestiture proposals come to the Board of Directors for review, the effects of those proposals, if approved by the Board, will be handled in an equitable fashion, so as to maintain the right motivation for management to bring to the Board’s attention all creative opportunities for improving the long term positioning of the business. Should a transaction result in a capital gain, the Compensation Committee at its discretion can apply a portion of this gain to the operating income calculation for incentive compensation purposes.

Allocation of Time-Based vs. Performance-Based Shares

The total number of restricted shares available to each individual are allocated as follows:

Performance-Based Restricted Shares	70%
Time-Based Restricted Shares	30%

Total Available Shares	100%

Equity Kicker

If 105% of Target or greater is achieved, then there will be an additional equity grant of 18% of the Total Available Shares, and this incremental amount (only) will vest immediately.

Performance-Based Restricted Shares Granted

The number of Performance-Based Restricted Shares ultimately granted will be determined according to the following table, as a percentage of Total Available Shares.

Operating Income %	% Shares Granted based on Performance	% Shares Granted based on Time	% of Total Available Shares Granted
8.5% or below	0%	30%	30%
9.0%	21%	30%	51%
9.5%	46%	30%	76%
10.0% [Target]	70%	30%	100%
10.5% or greater	88%	30%	118%

For all Operating Income results between 8.5% and 10.5%, linear interpolation will be used to determine the number of shares granted.

Vesting Schedule

The individual will be granted the Time-Based Shares (30% of their total available shares) at the initiation of the program year (eg. May of Year 0). The remaining percentage of the total shares will be granted at the end of the program year, based on achievement of the Target, with the percentage determined according to the table above. In both cases, the grants will vest ratably over 3 years starting one year after the initiation of the program (ie., after the financials have closed for the program year), based on continued employment, as shown below.

Time	Start Date 3/10/06*	Year 1 3/10/07	Year 2 3/10/08	Year 3 3/10/09

Time-Based Shares	Escrowed	1/3 Vest	1/3 Vest	1/3 Vest

Performance-Based Shares		Escrowed & 1/3 Vest	1/3 Vest	1/3 Vest

Equity Kicker		Escrowed & Vested

*	In the future, the LTI will be in place by March 10, so March 10 will be considered the start date of the program in a typical year. This year, the actual start date is in fact May 18, 2006, however we will use March 10 as the date for purposes of determining the anniversary date.

Notes

•	Shares are put in escrow and then delivered to the participants as they vest.

•	Pursuant to Section 6.3(b) of the proposed 2006 Equity Incentive Plan, if a Participant leaves voluntarily or is terminated, all unvested or unearned shares will be forfeited. The only exception is if a change of control under Section 9 of the Plan occurs. In that case, any outstanding time-based shares will continue to vest post-acquisition in accordance with the terms of the Plan, and any outstanding performance-based shares will vest immediately as to a pro rata number of shares based on the time elapsed between the grant and the change of control.

•	For director-level managers not covered by this program, performance-based equity (restricted or unrestricted shares) will be made available, per the recommendation of management, in lieu of stock options.

•	The Compensation Committee, with the assistance of management, needs to review a budget for potential stock availability needs in the next few years for this program, the director-level program, as well as the incoming CEO.

Individual Allocations

Total # Available Restricted Shares
Bob Bowen	33,000
Nino Federico	30,000
Steve Kew	20,000
Dan Lyne	20,000
Linda Palmer	20,000
Kurt Pelsue	20,000
Ray Sansouci	30,000
Felix Stuckland	20,000
Steve Webb	20,000

Total	213,000